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                                                                       EXHIBIT A

                                 AMENDMENT TO
                          AMERICAN TELECASTING, INC.
                        ASSOCIATE STOCK PURCHASE PLAN

        The Board of Directors of American Telecasting, Inc., has adopted and approved the following amendments to the American Telecasting, Inc. Associate Stock Purchase Plan, as amended from time to time (the "Plan"):

        1.      AMENDMENTS. The Plan is hereby amended as follows:

                (a) The date "January 31, 1998" in Section 1.3 of the Plan shall be deleted and the date "December 31, 1998" shall be inserted in place thereof.

                (b) Article V of the Plan shall be deleted in its entirety and the following inserted in place thereof:

                        "ARTICLE V - GRANTING OF OPTIONS

                        5.1 PURCHASE OF OPTION SHARES: At the end of each calendar quarter, the Company shall purchase shares of its Class A Common Stock in a quantity equal to
                        (a) the total amount of payroll deductions and interest credited to the accounts of all Participants during such calendar quarter, divided by (b) 90% of the price at which such shares of Class A Common Stock are purchased by the Company.

                        5.2 ALLOCATION OF OPTION SHARES: At the end of each calendar quarter, each Participant shall be granted an option to purchase a portion of the shares purchased by the Company pursuant to Section 5.1. The portion of the shares which may be purchased by a Participant shall be equal to a fraction, the numerator of which shall be the total amount of payroll deductions and any interest credited to such Participant's account during such calendar quarter, and the denominator of which shall be the total amount of payroll deductions and interest credited to the accounts of all Participants during such calendar quarter."

                (c) Section 6.1 of the Plan shall be deleted in its entirety and the following shall be inserted in place thereof:

                        "6.1 AUTOMATIC EXERCISE: Each Participant's option to purchase Class A Common Stock with payroll deductions made during any calendar quarter shall be deemed to have been exercised automatically on the last day of such calendar
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          quarter, for the purchase of the number of shares (including fractional shares) of stock which are made available for purchase by such Participant pursuant to Section 5.2."

     2.   Effective Date.     This Amendment shall be effective as of the date
set forth below. Except as specifically amended above, the Plan shall remain in full force and effect and no other provisions of the Plan shall be deemed amended hereby.

     IN WITNESS WHEREOF, the undersigned has hereunto signed his name on this 30th day of September, 1997.



                                   /s/ DAVID K. SENTMAN
                                   _____________________________________
                                   David K. Sentman, Assistant Secretary
                                   American Telecasting, Inc.